Exhibit 99.1

2008-4

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON AWARDED $650 MILLION CONTRACT FOR SUBSEA EQUIPMENT OFFSHORE WEST AFRICA

HOUSTON (March 11, 2008) — Cameron (NYSE: CAM) has been awarded a contract with an initial value of approximately $650 million to provide subsea systems for the initial phase of Total’s Usan, a 44-well subsea development project offshore Nigeria.

Under the contract, Cameron will provide subsea systems engineering and project management, along with subsea Christmas trees, production and intervention control systems, manifolds, flowline connection systems, installation support and associated spares for Total’s Nigerian subsidiary, Elf Petroleum Nigeria Limited. The agreement also includes provisions for additional revenues of approximately $2 million per well associated with installation and commissioning support over the life of the contract. Initial equipment delivery and installation is slated to begin in the first quarter of 2009, with additional deliveries of subsea trees and associated equipment to continue through 2012.

Cameron President and Chief Operating Officer Jack B. Moore said, “We are pleased that Total has chosen Cameron as the systems supplier for the Usan project, further confirming our role as a significant contributor to subsea developments in the West African market.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the Company’s ability to successfully manufacture and deliver, and Total’s acceptance of, the subsea systems ordered, as well as the amount of additional revenues per well that may be realized.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.